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                       [Rothgerber Johnson & Lyons LLP Letterhead]



                                      EXHIBIT 5



                                  September 29, 1998


Prestige Financial Corp.
One Royal Road
P.O. Box 2480
Flemington, NJ  08822

Ladies and Gentlemen:

     You have requested our opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") which is expected to be filed by Prestige Financial Corp. (the "Company") on or about September 29, 1998, with respect to the offer and sale of 39,484 additional shares of the Company's common stock ("Prestige Common Stock"), $0.01 par value, issuable under the Company's Dividend Reinvestment and Common Stock Purchase Plan (the "Plan") as described in the Registration Statement.

     We have examined such records and documents and have made such investigations of law as we have deemed necessary under the circumstances. Based on that examination and investigation, it is our opinion that the shares of Prestige Common Stock referred to above will be, when sold in accordance with the Plan and in the manner described in the Registration Statement, validly issued, fully paid and non-assessable.


                                       Sincerely yours,

                                       ROTHGERBER JOHNSON & LYONS LLP

                                       /s/ Rothgerber Johnson & Lyons LLP